UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2009

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CHINA DIRECT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

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Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200 Deerfield Beach, Florida 33441
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 363-7333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

The Audit Committee of China Direct Industries, Inc.'s (the "Company") Board of Directors has approved management’s recommendation to write down approximately $11.8 million in certain marketable securities available for sale.   These securities were determined to have had an “other-than-temporary” impairment in market value as of September 30, 2009. When a security has an unrealized loss in fair value that is deemed to be other-than-temporary, the Company reduces the book value of the security to its current market value, recognizing the decline as a realized loss in the income statement.

As of December 31, 2008 the Company reflected an unrealized loss of ($12,365,502) for its marketable securities available for sale which includes stock and common stock purchase warrants.  As of September 30, 2009 the Company’s unrealized loss related to those same items decreased to ($11,759,877) prior to the write down.  There was no effect on shareholder equity as a result of this write down and the current book value of the Company’s marketable securities available for sale now equals the market value of these securities as of close of trading on September 30, 2009.

As a result of management’s update of the factors, assumptions and related analysis it uses to determine whether a decline in the value of its marketable securities is other than temporary as provided for under ASC 320, “Investments-Debt and Equity Securities”,  management determined that other-than-temporary impairment conditions existed on 5 of its 6 securities.  In addition, management was unable to objectively determine that these securities would substantially recover in the near term. The Company does not anticipate that these impairment charges will result in future cash expenditures by the Company.

For an additional discussion, see Note 2 “Fair Value of Financial Instruments” and Note 3 “Marketable Securities” to the Notes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.

In addition, the Company also plans to take a charge-off of approximately $1.0 million as of September 30, 2009 related to a loan and advances to one of its clients that it has determined is uncollectable.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On November 17, 2009, the Board of Directors of the Company approved the award by its subsidiary, Excel Rise Technology Co., Ltd. (“Excel Rise”) of a bonus to 6 senior managers in its Magnesium segment in the aggregate amount of $1,300,000 (the “Bonus”) in recognition of the performance of their magnesium operations.   As part of the Bonus, Mr. Huang, the Company’s Executive Vice President - Magnesium and a director was awarded $480,000.  The Bonus will be paid by Excel Rise from its assets.

Item 7.01	Regulation FD Disclosure.

On November 20, 2009, the Company will present at the 2009 China Growth Conference presented by Brean Murray Carret & Co. on Friday, November 20, 2009 at 11:20 AM at the Millennium Broadway Hotel, New York, New York.  A copy of the Company’s presentation materials to be presented at this conference is furnished as Exhibit 99.1 to this Form 8-K.

The information furnished with this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits:
99.1	China Direct Industries, Inc. Building Our Future in China Presentation (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIRECT INDUSTRIES, INC.

Date: November 20, 2009	By:	/s/ Lazarus Rothstein
Lazarus Rothstein, Executive Vice President and General Counsel